Exhibit A-2

Limited Liability Company Operating Agreement

of

Port Washington Generating Station, LLC

A Single-Member Wisconsin Limited Liability Company

Dated as of

April 14, 2003

1

Article I.	Definitions	1

Article II.	Formation; Name; Purpose	2

	2.1. Formation	2
	2.2. Name	2
	2.3. Purpose	2
	2.4. Powers	2
	2.5. Principal Place of Business, Registered Agent and Registered Office	2
	2.6. Term	2

Article III.	Capital Contributions and Loans	2

	3.1. Initial Capital Contributions	2
	3.2. Additional Capital Contributions	2
	3.3. Interest Earned on Company Capital	2
	3.4. Member Loans	2

Article IV.	Distributions	3

	4.1. Distributions	3
	4.2. Limitations upon Distributions	3

Article V.	Management	3

	5.1. Management	3
	5.2. Limitation of Authority of Manager	3
	5.3. Duties of the Manager	3
	5.4. Manager	3
	5.5. Officers	4
	5.6. Liability and Indemnification	4
	5.7. Books, Records, and Accounting	5

Article VI.	Liability of Member; Transfer of Member Interest	5

	6.1. Limitation of Liability	5
	6.2. Transfer of Member Interest	5

Article VII.	Dissolution and Termination	5

	7.1. Events Causing Dissolution	5
	7.2. Procedure for Winding Up and Dissolution	5
	7.3. Filing of Articles of Dissolution	6

Article VIII.	General Provisions	6

	8.1. Notifications	6
	8.2. Assurances	6
	8.3. Complete Agreement	6
	8.4. Applicable Law; Jurisdiction and Forum	6
	8.5. Section Titles	6
	8.6. Binding Provisions	6
	8.7. Amendment	6
	8.8. Construction	6
	8.9. Separability of Provisions	7
	8.10. Counterparts	7

2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

PORT WASHINGTON GENERATING STATION, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of the 14th day of April, 2003, by and between W.E. Power, LLC, a Wisconsin limited liability company, and Port Washington Generating Station, LLC, a single-member Wisconsin limited liability company

R E C I T A L S:

W.E. Power, LLC has formed a limited liability company pursuant to Chapter 183 of the Wisconsin Statutes; and

The parties are entering into this Agreement to set forth the provisions for the governance and operation of such limited liability company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other definitions contained in this Agreement, the following terms as used in this Agreement shall have the following meanings assigned to them:

Act. Chapter 183 of the Wisconsin Statutes, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as amended from time to time in accordance with its terms.

Cash from Operations. All cash receipts of the Company, minus all cash expenditures of the Company, including without limitation, principal payments on indebtedness of the Company.

Code. The Internal Revenue Code of 1986, as amended, or any corresponding or succeeding law.

Company. The Wisconsin limited liability company organized pursuant to this Agreement and the Act.

Manager. The Manager appointed by the Member pursuant to Sections 5.1 and 5.4(a) of this Agreement.

Member. W.E. Power, LLC, a Wisconsin limited liability company, or subsequent assignee or successor to the Member Interest.

Member Interest. All of the sole Member’s rights and interest in the Company under this Agreement and the Act, including the right to the profits and losses of the Company, the right to receive distributions of cash and other assets of the Company and the right to control and manage the Company.

Person. An individual, a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal or commercial entity.

Reserves. Reserves means amounts set aside by the Company as determined by the Manager to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.

ARTICLE II

FORMATION; NAME; PURPOSE

2.1	Formation. The Member has formed a Wisconsin limited liability company pursuant to the Act by filing Articles of Organization of the Company with the Department of Financial Institutions of the State of Wisconsin.

2.2	Name. The name of the Company shall be “Port Washington Generating Station, LLC” or “PWGS.”

2.3	Purpose. The purpose of the Company shall be to acquire, develop, construct, own and lease new power generation units and new and existing support equipment and facilities at the facility located in Port Washington, Wisconsin, currently owned and operated by Wisconsin Electric Power Company, and in connection therewith, to engage in any lawful activity permitted under the Act.

2.4	Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.

2.5	Principal Place of Business. The principal place of business is 301 West Wisconsin Avenue, Suite 600, Milwaukee, Wisconsin 53203. The principal place of business may be changed in accordance with the provisions of the Act.

2.6	Registered Agent and Registered Office. The initial registered agent of the Company in Wisconsin is Keith Ecke and the street address of its registered office is 231 W. Michigan St Room P452, Milwaukee, Wisconsin 53203. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.

2.7	Term. The term of the Company shall commence on the effective date of the filing of the Company’s Articles of Organization with the Wisconsin Department of Financial Institutions, and shall be perpetual.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1.	Initial Capital Contributions. The Member’s initial contribution to the capital of the Company is one thousand dollars ($1,000). In exchange therefore, the Member has received the sole Membership Interest in the Company.

3.2	Additional Capital Contributions. The Member shall have the right but not the obligation to make additional capital contributions to the Company.

3.3	Interest Earned on Company Capital. Interest earned on Company funds shall inure to the benefit of the Company and the Member shall not be entitled to receive interest on its capital contributions.

3.4	Member Loans. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it and the Manager deem appropriate.

ARTICLE IV

DISTRIBUTIONS

4.1.	Distributions. Except for distributions upon liquidation of the Company (which are governed by Section 7.2), Cash from Operations for each fiscal year of the Company, less Reserves, shall be distributed to the Member at such times as the Manager shall determine.

4.2.	Limitations upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company.

ARTICLE V

MANAGEMENT

5.1.	Management. The Member shall appoint a Manager to manage the business and affairs of the Company in accordance with the provisions of this Agreement. Except as provided in Section 5.2, the Manager shall, to the fullest extent permitted by the Act, have full and complete authority, power, and discretion to direct, manage, and control the business, affairs, and properties of the Company, to make all decisions regarding such matters, and to perform any and all acts and to engage in any and all activities necessary, customary, or incident to the management of the Company’s business, affairs, and properties.

5.2.	Limitation of Authority of Manager. Notwithstanding Section 5.1 hereof, the Manager shall not have the authority to do any of the following without the consent of the Member:

(a)	engage in any act in contravention of this Agreement or the Act;

(b)	confess a judgment against the Company in connection with any threatened or pending legal action;

(c)	possess any Company asset or assign the rights of the Company in any Company property for other than a Company purpose;

(d)	sell all or substantially all of the Company’s assets and property;

(e)	merge the Company with or to consolidate the Company with another corporation or limited liability company;

(f)	amend this Agreement; or

(g)	dissolve the Company except in accordance with Section 7.1.

5.3.	Duties of the Manager. The Manager shall use reasonable efforts and devote such time as such Manager, in his or her reasonable judgment, deems necessary to carry out the business and activities of the Company, and shall promptly take all action that the Member, in its reasonable judgment, deems necessary or appropriate for the organization and continuance of the Company and the protection of the Company’s assets.

5.4	Manager.

(a)	Appointment of Manager. The Member initially appoints Richard R. Grigg to serve as Manager. The Manager shall serve at the pleasure of the Member.

(b)	Removal; Resignation. The Member may remove the Manager, with or without cause, at any time. The Manager may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The Member shall appoint a successor in the event the Manager resigns, is removed, or is otherwise unable to act.

5.5	Officers.

(a)	Appointment of Officers. The Manager may, in his or her discretion, appoint officers of the Company who shall serve at the pleasure of the Manager. The officers of the Company may include a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents, a General Counsel, a Secretary, and such additional officers as the Manager, in his or her discretion, may consider appropriate. Each officer appointed by the Manager shall hold office for such period and have such authority and perform such duties as the Manager may from time to time determine in his or her discretion. The same person may hold any number of offices. The initial officers appointed by the Manager, and the authority and power to grant authority conferred upon each of them, is set forth on Schedule A attached hereto. The Manager may, in his or her discretion, modify, supplement and amend this Agreement, from time to time, to reflect any changes in the officers appointed to serve the Manager and the Company and/or the authority or power to grant authority conferred upon any of them.

(b)	Removal; Resignation. Any officer may be removed, with or without cause, by the Manager or by such other officer, if any, upon whom such power of removal may be conferred by the Manager. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c)	Vacancies. The Manager shall fill any vacancy in any office because of death, resignation, removal, disqualification, or other cause.

5.6	Liability and Indemnification.

(a)	Liability. Neither the Member (nor any officer or director thereof), nor any Manager or officer shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by such Person within the scope of the authority conferred on the Person by this Agreement, except for conduct described in Section 183.0402 of the Act.

(b)	Indemnification. The Member (and its officers and directors) and each Manager and officer shall be indemnified against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided that such action or inaction does not constitute conduct described in Section 183.0402 of the Act. Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action relates to the performance of duties or services on behalf of the Company and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 5.6(b) shall be paid from, and only to the extent of, the Company’s property, and the Member shall have no personal liability on account thereof.

5.7.	Books, Records, and Accounting.

(a)	Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

(b)	Books and Records. The Member shall keep at the Company’s principal place of business complete and accurate books and records with respect to all business transactions of the Company and supporting documentation thereof, including, without limitation, all of the information required by Section 183.0405(1) of the Act.

(c)	Annual Accounting Period and Method of Accounting. The annual accounting period of the Company shall be the calendar year which is also the annual accounting period of the Member. Unless otherwise determined by the Member, the Company’s method of accounting shall be the same as employed by the Member.

(d)	Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

ARTICLE VI

LIABILITY OF MEMBER; TRANSFER OF MEMBER INTEREST

6.1.	Limitation of Liability. The Member shall have no liability for the debts, obligations and liabilities of the Company except as expressly provided by the Act.

6.2.	Transfer of Member Interest. The Member shall have the right, at any time, to transfer the Member Interest by sale, assignment or otherwise.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.1.	Events Causing Dissolution. The Company shall only be dissolved upon the occurrence of any one of the following events:

(a)	The adoption of a resolution by the Member to dissolve the Company;

(b)	The occurrence of any event which makes it unlawful for the Company’s business to be conducted; or

(c)	The entry of a decree of dissolution under Section 183.0902 of the Act.

7.2.

Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the Manager shall wind up the affairs of the Company and sell or otherwise dispose all of the Company’s property for cash to the extent practicable and/or distribute the Company’s property in kind to the Member. The Manager or any Person designated by the Manager shall determine the time, manner, and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial, and economic conditions. Following the winding up of the Company, and subject to the right of the Manager to set up such Reserves it may deem necessary for any known, contingent, or unforeseen expenses, liabilities, or obligations of the Company, the cash and other assets of the Company shall be applied first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) or such liabilities shall otherwise be provided for, and to the payment of all expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting Reserves shall be paid in accordance with the provisions of this Section 7.2 to the extent such funds remain after a reasonable passage of time as determined by the Manager.

7.3.	Filing of Articles of Dissolution. If the Company is dissolved, the Member or its designee shall promptly cause Articles of Dissolution to be executed and delivered for filing.

ARTICLE VIII

GENERAL PROVISIONS

8.1.	Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement shall be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by recognized overnight delivery service. Each notice to the Member or to a Manager shall be addressed by the Member or the Manager, as the case may be, at the Member’s or Manager’s last known address on the records of the Company. A notice to the Company shall be addressed to the Company’s principal office. A notice delivered personally will be deemed given and received only when acknowledged in writing by the person to whom it is delivered. A notice sent by mail will be deemed given and received two (2) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given and received when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

8.2.	Assurances. Each party hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member or the Manager reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Company.

8.3.	Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the parties. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

8.4.	Applicable Law; Jurisdiction and Forum. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Wisconsin.

8.5.	Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

8.6.	Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

8.7.	Amendment. This Agreement may be amended at any time by a written amendment signed by the Member and the Company.

8.8.	Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require. References to Sections herein include all subsections which are contained in the Section referred to. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

8.9.	Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

8.10.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PORT WASHINGTON GENERATING STATION, LLC		W.E. POWER, LLC

By:	/s/ THOMAS H. FEHRING	By:	/s/ RICHARD R. GRIGG
	Thomas H. Fehring, Vice President and COO		Richard R. Grigg, Manager & CEO